Exhibit 99.1

PRESS RELEASE

Santa Monica Media Corporation
12121 Wilshire Boulevard, Suite 1001
Los Angeles, CA 90025

Contact Information:	David M. Marshall
Chief Executive Officer
Santa Monica Media Corporation
(310) 526-3222

SANTA MONICA MEDIA CORPORATION RECEIVES NOTICE FROM EXCHANGE

LOS ANGELES, CA – April 15, 2009 – Santa Monica Media Corporation (NYSE ALTERNEXT US: MEJ.U, MEJ, MEJ.WS) announced today that it received notice from the NYSE Alternext US, LLC (“Exchange”) indicating that it was below certain additional continued listing standards of the Exchange, specifically that the Company does not have a majority of independent directors as set forth in Section 802(a) of the Exchange’s Company Guide as a result of the resignation of Scott Sassa as a director.  The notification from the Exchange indicates that the Company will have until the earlier of the next annual shareholders’ meeting or one year from the occurrence of the event that caused the failure to comply with this requirement; provided, however, that if the annual shareholders’ meeting occurs no later than 180 days following the event that caused the failure to comply with this requirement, the Company shall instead have 180 days from such event to regain compliance with Section 802(a) of the Exchange’s Company Guide.

Santa Monica Media Corporation is a blank check company organized for the purpose of acquiring through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination one or more operating businesses in the in the communications, media, gaming and/or entertainment industry.  The Company plans to seek stockholder approval to distribute the funds in its trust account to its stockholders.

*  *  *

This release contains forward-looking statements including financial projections as to operating cost savings and the Company’s plans.  These forward-looking statements are not historical facts but rather are based on current expectations and projections about the Company and management’s beliefs and assumptions.  Words such as “may,” “will,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “ seeks” and “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements.  The Company’s actual results may differ materially from those projected in these forward-looking statements as a result of a number of factors.  Readers of this release are cautioned not to place undue reliance on these forward-looking statements.